Ex. 28(a)(5)

ARDEN INVESTMENT SERIES TRUST OFFICER’S CERTIFICATE

June 21, 2013

The undersigned, Andrew Katz, an officer of Arden Investment Series Trust (the “Trust”), certifies as follows:

Attached hereto as Appendix A is a true and complete copy of the resolutions of the Board of Trustees of the Trust (the “Board”) with respect to the issuance of shares of beneficial interest in the Trust (the “Shares”) from its meeting held on May 24, 2013 (the “Resolutions”), which: (i) were duly adopted by the Board and have not been modified, amended or revoked and are in full force and effect on the date hereof; and (ii) have been duly filed with the records of proceedings of the Trust.

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IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first set forth above.

/s/ Andrew Katz
Name: Andrew Katz Office: Chief Financial Officer, Arden Investment Series Trust

Ex. 28(a)(5)

Appendix A

Approval of Designation of Classes

Resolutions, May 24, 2013 meeting of the Board of Trustees of Arden Investment Series Trust

WHEREAS, the Board of Trustees is authorized by Article 3, Section 6 of the Agreement and Declaration of Trust of Arden Investment Series Trust (“AIST”), as amended (the “Declaration of Trust”), to establish multiple classes of shares;

WHEREAS, the Board desires to establish Class A, Class C, Class I, Class R, and Class W shares of Arden Alternative Strategies II (the “AAS II Classes of Shares”), a series of AIST;

WHEREAS, the Board desires to establish Class 1, Class 2, and Class 3 shares of Arden Variable Alternative Strategies Fund (the “AVASF Classes of Shares,” and together with AAS II Classes of Shares, the “New Classes of Shares”), a series of AIST; therefore it is

RESOLVED, that the Board hereby determines that it is in the best interests of AIST and its shareholders to establish and designate each of the New Classes of Shares; and

RESOLVED, that the New Classes of Shares shall have the rights and preferences, as are set forth in the relevant sections of the Declaration of Trust, and as otherwise may be established by the Board.